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                                  June 29, 2005

DSW Inc.
4150 East 5th Avenue
Columbus, Ohio 43219


Ladies and Gentlemen:

            This opinion is furnished to you in connection with a registration statement on Form S-1 (File No. 333-123289) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 16,171,875 Class A common shares, without par value, of DSW Inc., an Ohio corporation (the "Company"), including shares to cover over-allotments, if any (the "Shares"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") dated June 28, 2005 by and among the Company, Retail Ventures Inc., an Ohio corporation and the direct parent of the Company, Lehman Brothers Inc., Goldman, Sachs & Co., CIBC World Markets Corp. and Johnson Rice & Company, L.L.C.

            We have acted as Ohio counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the General Corporation Law of Ohio.

            Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus incorporated by reference therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Very truly yours,


                                           Vorys, Sater, Seymour and Pease LLP